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                                                                    Exhibit 23.1

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of Esterline Technologies Corporation for the registration of $300,000,000 of its common stock, debt securities, convertible debt securities, stock purchase contracts, or stock purchase units, and to the incorporation by reference therein of our reports dated December 3, 2003, with respect to the consolidated financial statements of Esterline Technologies Corporation incorporated by reference in its Annual Report (Form 10-K) for the year ended October 31, 2003 and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.

                                                           /s/ ERNST & YOUNG LLP

Seattle, Washington
August 2, 2004